Exhibit 99.1

PACKAGING CORPORATION OF AMERICA REPORTS FIRST QUARTER 2012 RESULTS

Lake Forest, IL, April 17, 2012 – Packaging Corporation of America (NYSE: PKG) today reported first quarter net income of $18 million, or $0.18 per share, which included a non-cash, after-tax charge of $23 million, or $0.24 per share, from an amendment to its 2009 federal income tax return related to biofuel tax credits. Excluding this charge, adjusted net income was a first quarter record $41 million, or $0.42 per share, compared to first quarter 2011 adjusted net income of $39 million, or $0.39 per share, which excludes a $2 million, or $0.02 per share, asset disposal charge.

The increase in adjusted net income was driven by higher containerboard and corrugated products volume ($0.09) and lower costs for energy ($0.04) and recycled fiber ($0.02). These items were partially offset by lower containerboard export prices ($0.03) and higher costs for depreciation ($0.03), transportation ($0.02), labor ($0.02), and interest expense ($0.02).

Net sales were a first quarter record $671 million, up 7% compared to first quarter 2011 net sales of $630 million.

Corrugated products shipments were up 8.3% compared to last year’s first quarter, and outside sales of containerboard were essentially equal to last year. Containerboard production was 640,000 tons, up 38,000 tons over the first quarter of 2011. PCA ended the quarter with its containerboard inventories about 11,000 tons above year-end 2011 levels.

Commenting on reported results, Mark W. Kowlzan, Chief Executive Officer of PCA, said, “Our business was very strong throughout the quarter with record corrugated products shipments and stable pricing for both domestic containerboard and corrugated products. Export containerboard prices were lower than last year, but did stabilize early in the first quarter. Our mills ran extremely well, allowing us to meet strong demand and build inventory required to offset lower production from mill maintenance outages in the second quarter. Except for transportation and normal labor and benefit cost increases, inflationary cost pressures were less than last year.”

“Looking ahead to the second quarter,” Mr. Kowlzan added, “we will complete annual maintenance outages at three of our mills resulting in lower production and higher outage related costs, including repairs. These outages will reduce earnings by about $0.03 per share compared to the first quarter. We also expect slightly higher costs for transportation and recycled fiber. Higher corrugated products volume and a richer mix are expected as we move into a seasonally stronger period. Energy costs should be lower with both reduced usage with warmer weather and lower natural gas prices. Considering these items, we currently expect second quarter earnings of about $0.45 per share.”

PCA is the fourth largest producer of containerboard and corrugated packaging products in the United States with sales of $2.6 billion in 2011. PCA operates four paper mills and 72 corrugated products plants in 26 states across the country.

CONTACT:

Barbara Sessions

Packaging Corporation of America

INVESTOR RELATIONS: (877) 454-2509

PCA’s Website: www.packagingcorp.com

Conference Call Information:

WHAT:	Packaging Corporation of America’s 1st Quarter 2012 Earnings

Conference Call

WHEN:	Wednesday, April 18, 2012

10:00 a.m. Eastern Time

NUMBER:	(866) 244-4637 (U.S. and Canada) or (703) 639-1179 (International)

Dial in by 9:45 a.m. Eastern Time

Conference Call Leader: Mr. Mark Kowlzan

WEBCAST:	http://www.packagingcorp.com

REBROADCAST DATES:	April 18, 2012 1:00 p.m. Eastern Time through

May 2, 2012 11:59 p.m. Eastern Time

REBROADCAST NUMBER:	(888) 266-2081 (U.S. and Canada) or (703) 925-2533 (International)

Passcode: 1573847

Some of the statements in this press release are forward-looking statements. Forward-looking statements include statements about our future earnings and financial condition, our industry and our business strategy. Statements that contain words such as “ will”, “should”, “anticipate”, “believe”, “expect”, “intend”, “estimate”, “hope” or similar expressions, are forward-looking statements. These forward-looking statements are based on the current expectations of PCA. Because forward-looking statements involve inherent risks and uncertainties, the plans, actions and actual results of PCA could differ materially. Among the factors that could cause plans, actions and results to differ materially from PCA’s current expectations include the following: the impact of general economic conditions; containerboard and corrugated products general industry conditions, including competition, product demand and product pricing; fluctuations in wood fiber and recycled fiber costs; fluctuations in purchased energy costs; the possibility of unplanned outages or interruptions at our principal facilities; and legislative or regulatory requirements, particularly concerning environmental matters, as well as those identified under Item 1A. Risk Factors in PCA’s Annual Report on Form 10-K for the year ended December 31, 2011 filed with the Securities and Exchange Commission and available at the SEC’s website at “www.sec.gov”.

Packaging Corporation of America

Consolidated Earnings Results

Unaudited

	Three Months Ended March 31,
(in millions, except per share data)	2012		2011
Net sales	$671.3		$629.5
Cost of sales	(526.3)		(496.4)

Gross profit	145.0		133.1
Selling and administrative expenses	(51.9)		(47.9)
Corporate overhead	(16.9)		(15.6)
Alternative fuel mixture credits	95.5	(1)	—
Other expense, net	(2.6)		(3.7)

Income before interest and taxes	169.1		65.9
Interest expense, net	(9.7)		(6.9)

Income before taxes	159.4		59.0
Provision for income taxes	(141.6	)(1)	(21.6)

Net income	$17.8	(1)	$37.4

Earnings per share:
Basic	$0.18		$0.37

Diluted	$0.18		$0.37

Basic common shares outstanding	96.6		100.7
Diluted common shares outstanding	97.7		101.9

Supplemental financial information:
Cash balance	$84.0		$173.0
Capital spending	$34.8		$64.7

Notes to Consolidated Earnings Results

(1)	In the first quarter of 2012, the company amended its 2009 tax return to reduce the gallons claimed as cellulosic biofuel producer credits previously recorded as a tax benefit, and increase the gallons claimed for alternative fuel mixture credits previously recorded as income. The increase in gallons claimed as alternative fuel mixture credits resulted in income of $95.5 million, and the decrease in gallons claimed as cellulosic biofuel producer credits resulted in a decrease in tax benefits of $118.5 million, or a net charge of $23 million.

Packaging Corporation of America

Reconciliation of Non-GAAP Financial Measures (1)

Unaudited

	Three Months Ended March 31,
	2012		2011
(in millions, except per share data)	Net Income	EPS	Net Income	EPS
As reported	$17.8	$0.18	$37.4	$0.37
Special items:
Biofuel tax credits (2)	23.0	0.24	—	—
Asset disposal charges (3)	—	—	2.1	0.02

Total special items	23.0	0.24	2.1	0.02

Excluding special items	$40.8	$0.42	$39.5	$0.39

Notes to Reconciliation of Non-GAAP Financial Measures

(1)	Net income and earnings per share excluding special items are non-GAAP financial measures. The after-tax effect of special items are excluded as management considers such items to be unusual in nature. Management uses these measures to focus on PCA’s on-going operations and believes that it is useful to investors because it enables them to perform meaningful comparisons of past and present operating results.
(2)	Represents a charge from the amendment of our 2009 federal income tax return related to biofuel credits. (See Notes under Consolidated Earnings Results.)
(3)	Represents charges from asset disposals related to major energy projects.